Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-57533, 333-49847, 333-70195, 333-83949, 333-94841, 333-61238, 333-71496, 333-105295, 333-114006,333-111454 and 333-127269 (including any amendments thereto)) and on Form S-8 (Nos. 333-52479, 333-35868, 333-112379, 333-35866, 333-111457, 333-118816 and 333-127266 (including any amendments thereto)) of Cheniere Energy, Inc. of our report dated February 16, 2006 relating to the financial statements of Freeport LNG Development, L.P., which appears in this Annual Report on Form 10-K on page 125.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

Dallas, Texas

March 8, 2006